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                                                                    Exhibit 10.1

                              AMENDMENT #1 TO LEASE

1.       Parties.

         This Amendment, dated for identification purposes as of ________, 2003, is between 400 River Limited Partnership ("Landlord") and NaviSite, Inc., ("Tenant"). The "Effective Date" is the date that this Amendment is signed and delivered by Landlord and Tenant and the other signatories hereto and conditions to its effectiveness agreed to by the parties in writing (if any) have been satisfied or waived.

2.       Recitals.

         2.1. Landlord and Tenant have entered into a Lease, dated as of 5/14/1999, for premises known as 400 Minuteman Road in Andover, Massachusetts (as now or hereafter amended or extended, the "Lease"). Unless otherwise defined, terms used in this Amendment have the same meanings as those used in the Lease. The Lease is guaranteed pursuant to a Guaranty of Lease made by ClearBlue Technologies, Inc. and ClearBlue Atlantic LLC in favor of Landlord (as now or hereafter amended or extended, the "Lease Guaranty").

         2.2 (a) Tenant no longer needs its space on the 2nd floor of the Building and has vacated that space. In order to effectively reduce Tenant's rental obligations under the Lease, the parties have agreed that Landlord will enter (or has entered) into a direct lease between Landlord and WSI Corporation ("WSI"), dated 6/9/2003, for part of the 2nd floor space (as now or hereafter amended or extended the "WSI Lease"). Landlord has also agreed to relieve Tenant of certain other ongoing obligations under the Lease. Landlord and Tenant would have preferred that WSI sublease directly from Tenant, but WSI was unwilling, so in order to facilitate the transaction, Landlord agreed to enter into the WSI Lease provided that Tenant enters into this Amendment and certain other related documents as described herein. Even though the WSI Lease is not a sublease but is a direct lease from Landlord, and Tenant is not a party to the WSI Lease, as more particularly described in this Amendment certain portions of this Amendment are included in order to put Landlord in the position it would have been in if WSI instead had subleased directly from Tenant. Tenant has received a copy of and has reviewed and understands the WSI Lease.

                  (b) The tenant under the WSI Lease and its successors, assigns or sublessees is called the "WSI Tenant." The space leased under the WSI Lease on the 2nd Floor of the Building is called the "WSI Space," and Tenant will surrender possession of the WSI Space and certain other space described below during the term of the WSI Lease. The initial WSI Space is agreed to contain 66,069 square feet of rentable area and is shown in Exhibit "A-1" hereto. Landlord also will return to Tenant the Letter of Credit described in Section 24.17(a) of the Lease (i.e., Irrevocable Standby Letter of Credit No. 3053688, dated 1/27/2003, issued by Bank of America to The Bank of Nova Scotia as beneficiary) and that Tenant no longer will be required to supply the Letter of Credit as security under the Lease, although the Additional Security supplied by Tenant as described in Section 24.17(A) of the Lease will not be affected. As consideration for being relieved of that ongoing obligation and other ongoing obligations under the Lease, as more particularly described below Tenant will pay to Landlord One Million Four Hundred Thousand Dollars ($1,400,000) in immediately available funds (the "Initial Funds").

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                  (c) As more particularly described below, on or before the
Effective Date, Tenant will cause ClearBlue Finance, Inc. ("CBT Finance"), an Affiliate of Tenant, to irrevocably convert that certain note from Tenant with an initial principal balance of approximately $45,093,333, together with all accrued and unpaid interest thereon (the "Note") into common stock in Tenant.

                  (d) To accomplish these and other matters, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of the Effective Date hereof, notwithstanding anything to the contrary:

3.       Amendments.

         3.1 (a) Tenant confirms and agrees that: as of the Effective Date it has vacated and surrendered possession of the WSI Space and the Common Area (defined below) and abandoned any personal property therein in favor of Landlord; Landlord is free to lease the WSI Space to the WSI Tenant under the WSI Lease; and the Lease and Tenant's rights, duties and obligations under the Lease with respect to the WSI Space and the Common Area are terminated as of the Effective Date, except to the extent described below and elsewhere in this Amendment, and the Premises as defined in and used under the Lease will be redefined to consist only of the "Remaining Premises" (defined below). The "Project" will be deemed to mean the Land and all improvements now or hereafter constructed on the Land, including the Building (the original definition of the Premises). Tenant will remain responsible for Liabilities that it is responsible for under the Lease that were incurred, or that arise from Tenant's defaults, acts or omissions that occurred, before the Effective Date with respect to the WSI Space and/or the Common Area (e.g., for hazardous substances in those areas that were released by Tenant, if any, or for repairs that Tenant should have but didn't perform in or for those areas as required under the Lease, if any). To the actual knowledge of Landlord, Tenant is not in default under the Lease as of this date. To the actual knowledge of Tenant, Landlord is not in default under the Lease as of this date.

                  (b) The portion of the Project that Tenant has not vacated and surrendered hereunder is designated in Exhibit "A-1" hereto as the "Remaining Premises," and is agreed to contain a total rentable area of 86,931 square feet (76,500 s.f. on the ground floor of the Building and 10,431 s.f. on the 2nd floor of the Building).

                  (c) "Common Area" means all areas of the Project other than the Remaining Premises and the WSI Space, including, without limitation, all areas outside of the Building (including parking areas and access roadways), the exterior of the Building and the rooftop, and the designated lobby areas, loading docks, elevators and stairwells on the first and second floors. Except during emergencies or by reason of force majeure or necessary maintenance, repair or construction, and subject to the other terms of this Lease, Landlord's exercise of its rights in connection with the Common Area as described below in this Section will not ever prevent Tenant from having access to or beneficial use of its Remaining Premises, at least one loading dock, and its parking rights as granted in this Amendment, but subject to the foregoing such exercise will not under any circumstances require Landlord to compensate Tenant, result in any Liabilities to Landlord, entitle Tenant to abate rent, or otherwise reduce Tenant's Lease obligations, although any other rights that Tenant may have to abate rent for other reasons as may be specifically provided elsewhere in the Lease [e.g., under Section 16.3 in case of casualty

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damage] are not affected by this clause. Subject in all cases to the foregoing,
Landlord reserves all rights in connection with the Common Area, including, without limitation, the right to modify the Common Area (provided that the modification does not cause the Premises to be in violation of applicable Laws) and promulgate reasonable rules and regulations with respect thereto, to allow tenants of the Building and certain of their Affiliates to use the Common Area, and to place certain portions of the Common Area off limits to tenants of the Building and/or their Affiliates. Landlord reserves the space above hung ceilings, below the floor and within the walls of the Premises, and the right to install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Premises, provided that except in cases of emergency or to protect life, safety or health, Landlord will take commercially reasonable precautions not to materially adversely affect the operation, security or use by Tenant of the data center on the ground Floor of the Remaining Premises. Without limiting the generality of the foregoing, Landlord and the WSI Tenant and their Affiliates will have the right to install, repair and maintain Systems and Equipment in the MDF Rooms and MER Rooms (collectively, the "MDF Rooms") as designated in Exhibit "A-1" hereto and to have access thereto, and to use the fibre telecommunications cable and connections thereto and services provided thereby, whether provided by MCI, AT&T or other providers, subject to the procedures described in Section 24.2 of the Lease, and except in cases of emergency or to protect life, safety or health, those parties will take commercially reasonable precautions not to materially adversely affect the operation, security or use by Tenant of the data center on the ground Floor of the Remaining Premises.

         3.2 (a) Effective as of the Rent Commencement Date under the WSI Lease, the base rent and Tenant's Percentage of Taxes, Operating Costs and Landlord's insurance premiums payable by Tenant under the Lease will be modified as set forth in Exhibit "D-1" hereto.

                  (b) Starting as of the Rent Commencement Date under the WSI Lease, and for each calendar month or partial month during the remaining term of the Lease for as long as it is in effect, if Tenant is not in monetary default, unless prevented by applicable Laws (e.g., Bankruptcy Laws or other court order), Landlord will pay to Tenant the Backup Power Costs (defined in Section 3.8(d) below) actually received by Landlord from the WSI Tenant or its Guarantor under the WSI Lease allocable to that month or partial month (the "WSI Payments") within five (5) business days after Landlord's receipt thereof. For as long as the WSI Lease is in effect, and until and unless the WSI Tenant defaults thereunder, Landlord will not intentionally waive the WSI Tenant's obligations to pay the WSI Payments under the WSI Lease. Landlord's obligations in this clause are subject to Section 3.2(d) below, and if there are any conflicts, Section 3.2(d) will control.

                  (c) Provided that Tenant is not in default under the Lease and the WSI Lease is still in full force and effect, if during the Lease term the WSI Tenant is in default under the WSI Lease for failure to pay the WSI Payments as required after the expiration of applicable notice and cure periods thereunder, and if Landlord does not cause the WSI Payments owed to Tenant to be paid within thirty (30) days after an additional written notice from Tenant, Tenant, as its sole right and remedy (except as provided in Section 3.2(d) below), may cease to provide the Backup Power System to the WSI Tenant until such amounts are paid in full. Nothing herein or elsewhere is meant to imply that Landlord has any obligation to pay Backup Power Costs to Tenant, except to pass on to Tenant the WSI Payments actually received by Landlord as and to the extent required under Section 3.2(b) above.

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                  (d) If Landlord receives WSI Payments from the WSI Tenant but fails to pay them over to Tenant as and to the extent required under Section 3.2(b) above within thirty (30) days after written notice from Tenant, Tenant's sole right and remedy will be to bring an action against Landlord to recover those WSI Payments received but not paid by Landlord.

                  (e) On the Effective Date, Tenant will pay the Initial Funds to Landlord in full in addition to any rent due under the Lease (the Initial Funds are not intended to be rent under the Lease, but if Tenant fails to pay those amounts Landlord will have the same rights and remedies as it would have if Tenant failed to pay rent), and concurrently therewith Landlord will cause the Letter of Credit to be returned to Tenant undrawn, and thereafter Section
24.17 and all references in the Lease to the Letter of Credit, the Letter of Credit Loan and the LC Amount will be deemed deleted from the Lease, and Tenant no longer will be required to post any further Letter of Credit or deliver any further security under Section 24.17 of the Lease. However, Tenant's continuing obligations and Liabilities under Section 24.17A of the Lease and with respect to the Additional Security and the Additional Letter of Credit (if any) referred to therein will not be affected.

                  (f) [Intentionally Omitted]

                  (g) On or before the Effective Date, Tenant will cause CBT Finance to irrevocably convert to common shares in Tenant the Note together with any accrued or imputed interest thereon directly or indirectly held by CBT Finance or any of its Affiliates. Tenant represents and warrants that the Note is the sole remaining debt of Tenant that was acquired directly or indirectly from CMGI, Inc. or Hewlett-Packard Financial Services or any of their respective Affiliates This conversion will comply with applicable Laws and the terms of the Note and the documents related thereto, and on or before the Effective Date Tenant will deliver to Landlord such written evidence as Landlord may reasonably request in order to verify that this conversion has occurred in compliance with this Section.

         3.3 Section 1.3 of the Lease is amended by adding the following at the end:

                  "This wiring will become Landlord's property on the termination of this Lease (if and to the extent that it is not already Landlord's property) and Tenant will not remove this wiring."

         3.4      Section 2(d) of the Lease is deleted.

         3.5 Article 3 of the Lease is deleted and the following is substituted:

                  "3. Possession and Surrender of Remaining Premises. Subject to the rest of this Article 3, when this Lease terminates Tenant will remove from the Remaining Premises all of Tenant's signs, movable trade fixtures, movable furniture, movable computer, and other movable telecommunications equipment (and wiring integral to such computers and equipment), inventory and its other movable personal property ("Tenant's Movable Property"), which will include Tenant's computer network switchgear and associated cabling, and Tenant will repair any damage caused by said removal; provided, however, that Tenant will not have the right or obligation to remove any ceilings, or any of Tenant's Moveable

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                  Property or other equipment or wiring if it would damage the exterior or structure of the Building or if it is integral to or necessary for the proper functioning of the Systems and Equipment in the Building (in Landlord's reasonable judgement), all of which will be deemed fixtures and included in "Non-Removed Property" as defined below. Tenant may, but will not be required, to remove Tenant's Movable Property from the data center area on the ground floor of the Building, and if Tenant does not remove the same it will be deemed to be Landlord's property. Tenant's Movable Property does not include, and the following will be excluded from Tenant's Movable Property and will not be removed from the Building by Tenant (collectively, "Non-Removed Property"): HVAC, plumbing, cafeteria, kitchen or life safety Systems and Equipment, chillers, raised flooring, telephone switches, switch gear and associated cabling (not including Tenant's computer network switchgear and associated cabling, which is part of Tenant's Moveable Property to the extent described above), and the standby generators, paralleling gear, UPS equipment, batteries, monitoring, control and distribution equipment and associated Systems and Equipment (collectively, the "Backup Power System"), all other electrical and power distribution equipment and associated Systems and Equipment, and all Systems and Equipment associated with or necessary for the proper functioning of the foregoing items, all of which irrevocably will be deemed to be fixtures and part of the realty that will remain after the expiration or termination of this Lease, and Landlord may allow the WSI Tenant and other occupants of the Building to tap into and use such items during the Lease term, provided that they do so in a commercially reasonable manner and after consultation with Tenant's facilities personnel. Tenant will not have the right to remove, lien, hypothecate or subject Non-Removed Property to a security interest or otherwise Transfer any of the Non-Removed Property or any other fixtures in the Building that are deemed to be part of the realty or any interest therein, nor will Tenant have any right to remove (or any other rights in) Landlord's Furniture as described in Exhibit "H" hereto. Tenant's Movable Property remaining after termination or expiration of the Lease will be deemed abandoned and Landlord may keep, sell, destroy or dispose of it without incurring any Liabilities to Tenant. Upon termination of the Lease: (a) with respect to areas of the Remaining Premises other than the data center on the ground floor, Tenant will repair all damage and surrender the Remaining Premises broom clean and in good order in its now-existing condition and repair (i.e., as of the Effective Date of this Amendment, and not in the condition and repair existing on the Rent Commencement Date of the Lease), normal wear and tear excepted; and with respect to Tenant's data center on the ground floor of the Remaining Premises, Tenant's only obligation will be to repair damage caused by Tenant to the exterior or structure of the Building or the Systems and Equipment."

         3.6 In Section 7.1 of the Lease, the definition of Operating Costs will be amended as follows: the word "Premises" will be replaced by the word "Project" as defined in this Amendment; costs and expenses incurred in connection with the Common Area will be included

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therein; and starting on the first day of the 30th month after the Rent
Commencement Date under the WSI Lease, the management fee (or fee in lieu thereof) will be three percent (3%) of all scheduled rent payable by Tenant and any other tenants or licensees of the Project (including, without limitation, the WSI Tenant), subject to the inclusions and exclusions described in Section 7.1.

The definition of Operating Costs payable under the WSI Lease (which includes Landlord's insurance costs) may differ in some respects from the definition of Operating Costs under the Lease (as defined above), and so it's possible that the Operating Costs and insurance costs payable under the WSI Lease may be less than what Landlord would have received if Tenant had continued to lease the WSI Space. To prevent Landlord from being penalized, starting on the first day of the 30th month after the Rent Commencement Date under the WSI Lease and for the remainder of the Lease term, Tenant will pay to Landlord any shortfall that Landlord may incur if the share of Operating Costs and Landlord's insurance costs payable under the WSI Lease is less than it would have been if the definitions of Operating Costs and Landlord's insurance costs payable under the WSI Lease were the same as Tenant's under the Lease. This shortfall (if any) will be paid by Tenant as additional rent each month (or less frequently as may be billed by Landlord) and in addition to any other amounts payable by Tenant under the Lease.

                  -Remainder of Page Intentionally Left Blank-

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         3.7      Article 7 of the Lease is further amended by adding the
following as a new Section 7.3:

                  "7.3 Audit Right. No more than once during each twelve
                  (12)-month period during the term, provided that Tenant delivers written notice to Landlord within sixty (60) days after receipt of the annual Operating Cost and insurance statements and has paid the amount of those statements and is not in default, Tenant will have the right, at its sole cost, to audit with an independent certified public accountant the Operating Costs and insurance costs charged to Tenant for the Lease Year to which such statements apply and the WSI Payments paid to Tenant for that Lease Year. The auditors must be compensated on an hourly basis for time spent and not pursuant to a "contingent fee" arrangement of any type. This audit will take place only at the Project (or at Landlord's election elsewhere in Minuteman Park) during Landlord's normal business hours on at least two (2) weeks' prior written notice, in a manner that will not unreasonably disrupt Landlord's business operations, and for a period not to exceed five (5) business days. Landlord will provide the relevant records, books and documents to such location at its expense. Landlord will not be required to provide analyses or comparisons for Tenant, but will on request provide, line item breakdowns of Operating Costs and insurance costs and invoices therefor (to the extent in Landlord's possession) for the applicable Lease Year and the WSI Payments received. Copying of these materials will not be permitted, but Tenant's auditors may make notes. Tenant agrees to keep strictly confidential the results of its audits and any information obtained in connection therewith, as well as any claims, negotiations, proceedings or settlements with Landlord, and will cause its auditors and other Affiliates to comply with these confidentiality requirements. As a condition to conducting an audit, Landlord may require Tenant and its auditors and other Affiliates to sign confidentiality agreements for this purpose. If an error has been made in the billing of Operating Costs or insurance costs, or the payment of the WSI Payments, whether in favor of Landlord or Tenant, the sole right and remedy of the parties will be to adjust the amount of the discrepancy in cash within thirty (30) days (and if Landlord owes amounts to Tenant Landlord may, at its option, credit those amounts against the rent next due from Tenant)."

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         3.8      Article 10 of the Lease is amended by adding an "(a)" in front of the existing paragraph and by adding the following at the end as new paragraphs:

                  "(b) During the term of the WSI Lease Landlord will have the sole right to determine the utility providers for the Project, and starting as of the Rent Commencement Date under the WSI Lease (or earlier at Landlord's option) Landlord will become the metered electrical client for the Project, and Tenant will pay only the electrical costs charged by the utility provider associated with the Remaining Premises and the Systems and Equipment serving the Remaining Premises (as determined by meter, submeter, Intellimeter or the equivalent, the cost of which will be payable by Tenant) and its Tenant's Percentage of the electrical costs charged by the utility provider for the Common Area. If the utility provider ever agrees to bill Tenant directly for its share of electrical costs for the Remaining Premises by meter, submeter, Intellimeter or otherwise, at Landlord's written election Tenant again will become the direct client of the utility provider for such costs, and Tenant will cooperate and promptly execute such documents as may be necessary to accomplish the foregoing.

                  (c) Tenant acknowledges and agrees that throughout the term of the WSI Lease the WSI Tenant will be permitted at all times to tap into the Backup Power System in a commercially reasonable manner and after consultation with Tenant's facilities personnel, and thereafter to use the Backup Power System. Without limiting the generality of the foregoing or the terms of Section 12.2, provided that the WSI Tenant does not default in its obligation to pay its pro rata share of the Backup Power Costs as required in Subsection (c) below, during the Lease term Tenant will supply the WSI Tenant with the full benefits of the Backup Power System (including, without limitation, all monitoring functions), keep the Backup Power System in good order, condition and repair and fully operational at all times (subject to casualties or similar events beyond Tenant's control, in which case full operations will be restored by Tenant as soon as reasonably possible), and continue to test, repair and maintain the Backup Power System pursuant to commercially reasonable and customary contracts for periodic testing, repair and maintenance with representatives of the applicable equipment manufacturers of the Backup Power System or their successors. Tenant will keep on file at the Remaining Premises those contracts and all documents related thereto or to the Backup Power System, including, without limitation, invoices and bills, testing, monitoring, repair and maintenance records, reports, analyses, and correspondence to or from the equipment manufacturers and other contractors (collectively, the "Backup Power Records'). Representatives of Landlord and/or the WSI Tenant will have the right to inspect the Backup Power System, and on at least twenty-four (24) hours' prior notice to Tenant to review and copy the Backup Power Records at the Remaining Premises.

                  (d) For as long as the WSI Tenant uses the Backup Power System to provide Backup Power to the WSI Space during the Lease term, each

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                  month Tenant will bill the WSI Tenant (with concurrent copies to Landlord) for the WSI Tenant's pro rata share of the reasonable, bona fide, out-of-pocket costs actually incurred by Tenant to unaffiliated third parties to test, repair, maintain and operate the Backup Power System and to purchase diesel fuel and other necessary supplies for the backup generators and the rest of the Backup Power System (collectively, the "Backup Power Costs") allocable to that period. Tenant will be responsible for paying the Backup Power Costs when due to the appropriate parties, with reimbursement from the WSI Tenant as described below. The WSI Tenant's pro rata share of the Backup Power Costs will be deemed to be 8.3% of the Backup Power Costs fairly allocable to the backup generators and 7% of the costs fairly allocable to the UPS. Tenant will include with each bill invoices for and a line-item breakdown of the Backup Power Costs incurred and the allocation required above, and the WSI Tenant will have thirty
                  (30) days after receipt of each monthly bill to pay its share of the Backup Power Costs directly to Tenant (or to Landlord for payment to Tenant). Landlord will have the right, but absolutely no obligation, to pay to Tenant, and thus cure, all or any part of the unpaid Backup Power Costs (or any portions of the other unpaid WSI Payments or other amounts) owed by the WSI Tenant."

         3.9 Section 12.1 of the Lease is amended by adding the following at the end:

                  "Starting on the Rent Commencement Date under the WSI Lease and until the termination of the WSI Lease, Landlord also will be responsible for the cleaning, repair and maintenance of the Common Area (but not the Systems and Equipment in the Common Area, which will continue to be Tenant's responsibility) and the elevators."

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         3.10     Section 12.2 of the Lease is deleted and the following is
substituted:

                  "12.2 Tenant's Obligations/Backup Power System.

                  (a) Except for Landlord's obligations in Section 12.1 and the repair and maintenance obligations of the WSI Tenant with respect to the WSI Space under the WSI Lease, and in addition to the repair and maintenance obligations of Tenant in Section 12.1, Tenant will at its cost maintain and repair the Remaining Premises and all Systems and Equipment serving the Project, whether inside or outside the Remaining Premises or the WSI Space or the Common Area, including, without limitation, the life safety, HVAC, plumbing, sanitary and sewer, and electrical Systems and Equipment, the Non-Removed Property (including the Backup Power System) and Tenant's Moveable Property, in a first-class manner (including replacement thereof if and when necessary), and keep them in good order and condition (except to the extent otherwise requested by Landlord in writing). In furtherance of Tenant's maintenance and repair obligations, Landlord will assign to Tenant, or cooperate in a commercially reasonable manner with Tenant in enforcing, any guarantees or warranties of Landlord's that are applicable to the Building and the Systems and Equipment. Whether or not Tenant is in default, if Landlord in good faith believes that Tenant has not repaired or maintained as required above, or has not performed its obligations as required in Section 10 above, Landlord will send written notice thereof to Tenant, and if Tenant fails to cure within fifteen (15) days thereafter, in addition to any other rights and remedies it may have Landlord will have the right to contract with outside contractors to repair and maintain all or parts of the Project and/or the Systems and Equipment that Tenant is otherwise required to repair and maintain, and if Landlord does so, Tenant will pay the reasonable costs thereof to Landlord within fifteen (15) days after receipt of a bill or invoice from Landlord and Landlord and such contractors and their respective Affiliates will have such access to the Remaining Premises as they may deem reasonably necessary to perform such functions."

         3.11 Section 13.1 of the Lease is amended by adding the following at the end:

                  "Notwithstanding anything to the contrary, but without limiting the generality of the foregoing, Tenant will not have the right to modify or reconfigure or perform Alterations that would adversely affect the continuous and proper functioning of the MDF Rooms or the Backup Power System or any Systems and Equipment outside (or that serve areas outside) the Remaining Premises."

         3.12 Section 13.5 of the Lease is amended by adding the following at the end:

                  "Notwithstanding the foregoing or anything else to the contrary, but without otherwise changing the restrictions on Tenant's use of the roof to install telecommunications equipment: Tenant will cooperate with and

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                  permit the WSI Tenant to install telecommunications equipment as permitted and in the areas reserved for the WSI Tenant under the WSI Lease as set forth in Exhibit "H-1" hereto (and Landlord may relocate one of Tenant's existing dish/antenna installations thereon to a different rooftop location as shown in Exhibit "HH" hereto); Tenant will not install any new equipment in the areas of the roof and the Land that are reserved for the initial or future telecommunications equipment of the WSI Tenant, nor any telecommunications equipment that includes C-band transmitting equipment or that adversely interferes with the functioning of the telecommunications equipment permitted to be installed by the WSI Tenant under the WSI Lease, nor will Tenant permit any of its existing equipment to be used for C-band transmissions; and Tenant will take commercially reasonable steps to reduce as much as reasonably possible, or eliminate, interference with telecommunications equipment installed by the WSI Tenant (although the parties do not necessarily contemplate that there will be any interference). While on the roof, Tenant and its Affiliates must walk on walking pads placed on the roof, and not on the roof itself. Tenant and its contractors will be granted both internal and external access to the rooftop for the purposes described in this Section 13.5 subject to Landlord's reasonable rules and regulations as to access and the other terms of this Section and the rest of this Lease, and provided further that Tenant will indemnify Landlord and its Affiliates for and hold them free and harmless from all damage and other Liabilities resulting directly or indirectly from such access."

         3.13 Article 13 of the Lease is further amended by adding the following as a new Section 13.6:

                  "13.6 Conversion of Portions of Tenant's Remaining Premises to Office Space. Subject to the following, the rest of this
                  Article 13 and the rest of this Lease (but not Section 13.1(e), which will not apply), Tenant will have the right to convert portions of the interior of the Remaining Premises on the Ground Floor from their current use as a data center to office use (the space so converted is called the "Office Space"). The Office Space will not include the MDF Rooms as designated in Exhibit "A-1" hereto or any part of the Common Area or the Remaining Premises on the 2nd Floor. Tenant will employ only licensed mechanical engineers, architects and contractors selected by Tenant and subject to Landlord's approval, which will not be unreasonably withheld or delayed, for the design and construction of the Office Space, and will construct the Office Space in accordance with the terms of this Lease and the plans, specifications and recommendations approved by Landlord in accordance with this Lease, and subject to compliance with applicable Laws. Tenant will be solely responsible for the timely payment of all fees and costs for said engineers, architects and contractors, and for the reasonable costs of any engineers or architects hired by Landlord to review Tenant's plans and specifications and supervise such work, and all other costs and other Liabilities in connection with the design and construction of the Office Space, and will indemnify Landlord and its Affiliates therefor and defend and hold them harmless therefrom."

         3.14 Section 14.2 of the Lease is amended by replacing "tenants or occupants of Minuteman Park" in the 6th line with "tenants or occupants of the Building or elsewhere in Minuteman Park".

         3.15 Section 15.2 of the Lease is deleted and the following is substituted:

                  "15.2 Parking. During the Lease term, at no additional cost to Tenant (other than Tenant's share of Taxes, insurance and Operating Costs from time to time), Tenant may park in accordance with applicable Laws the number of passenger cars equal to 150 (allocable to the Ground Floor portion of the Remaining Premises) plus 3 cars for each 1,000 square feet of agreed rentable area in the 2nd floor space of the Remaining Premises (i.e., currently 32 cars for 10,431 s.f.) in assigned spaces or on a non-exclusive basis or a combination thereof, as determined by Landlord, in the parking areas of the Project designated by Landlord from time to time for Tenant's parking (Tenant's current parking areas are shown in Exhibit "A-1"). Landlord may reasonably: change signs, lanes and the direction of traffic within the parking areas; change, or add parking spaces or areas devoted to parking for Tenant's use; allow free parking or parking with a validation, valet, sticker or other system; promulgate rules and regulations; and take any other actions deemed necessary by Landlord, provided that Tenant always will have access to its number of parking spaces (except to the extent that access is prevented by force majeure or necessary repairs and maintenance). Tenant will not park in spaces assigned to other tenants or reserved for visitor parking. If Tenant does not use all of its parking spaces, Landlord may allow others to use those spaces at no charge, subject to Tenant's right to reclaim those spaces immediately as and when legitimately needed for Tenant's parking.

                  Subject to the foregoing, if Tenant converts a portion of the Ground Floor portion of the Remaining Premises to Office Space as described in Section 13.6, when the Office Space is completed, the total number of cars that Tenant is permitted to park will increase to be equal to the following: 3 cars for each 1,000 square feet of area in the Office Space and the 2nd Floor portion of the Remaining Premises; and 1.96 cars for each 1,000 square feet of area in the rest of the Remaining Premises. However, even if Office Space is created, this additional parking will not be granted in connection with any Office Space created for up to one hundred fifty (150) employees or other personnel occupying the Ground Floor portion of the Remaining Premises. As a purely hypothetical example, if 20,000 square feet of Office Space is created to accommodate Tenant's initial 150 employees, and 30,000 square feet of Office Space is created to house 100 additional employees, all on the Ground Floor of the Remaining Premises, Tenant will have the right to park 213 cars (90 cars for the 30,000 s.f. Office Space created for the 100 additional employees on the Ground Floor, 32 cars for the 2nd Floor space, and 91 cars for the rest of the 46,500 s.f. Ground Floor space in the Remaining Premises)."

         3.16 Section 16.1 of the Lease is amended by replacing "Tenant's Property" in the 10th line with "Tenant's Moveable Property, the Non-Removed Property, any other property of Tenant".

         3.17     The following shall be added to the Lease as a new Section
18.8:

                  "18.8 Collocation Activities Not A Transfer. Notwithstanding anything in this Lease to the contrary, the following activities (collectively, "Collocation Activities") shall not constitute a Transfer of the Lease or the Remaining Premises, Tenant shall not be required to secure Landlord's consent prior to conducting Collocation Activities, and Tenant shall not, as a consequence of conducting Collocation Activities, be required to pay Landlord any excess or "bonus" rent to the extent received therefrom (and revenue received by Tenant from Collocation Activities will be exempt from the applicable provisions in Section 18.7 hereinabove), provided that in all cases the Collocation Activities are otherwise subject to and do not conflict with all of the terms of this Lease and do not involve the occupancy of space in the Remaining Premises by personnel other than for the sole purposes set forth in
                  Section 18.8(c):

                  (a) The placement of computer equipment, servers, routers and other telecommunications and electronic equipment and devices ("Third Party Equipment") owned by third parties ("Third Parties") in specified portions of the Remaining Premises pursuant to an agreement with Tenant, solely for the purpose of permitting Tenant to connect the Third Party Equipment to electrical power and the internet and provide electronic, computer, data and telecommunication services to the Third Party and to the Third Party Equipment ("Collocation Services");

                  (b) The granting to Third Parties of a license, sublicense, or other similar agreement whereby the Third Party has the right to place its Third Party Equipment in designated locations within the Remaining Premises for the sole purpose of receiving Collocation Services; and

                  (c) The granting to Third Parties of the right to temporarily enter portions of the Remaining Premises to operate, repair, maintain, change, remove and/or replace their Third Party Equipment."

         3.18 Section 21 of the Lease is further amended by adding the following at the end:

                  "Notwithstanding the foregoing or anything else to the contrary, if there is an Event of Bankruptcy as described
                  Article 23 (in Exhibit "F"), Tenant will still be deemed to have been and to be in default if it fails to pay or perform its obligations under this Lease as and when required even if Landlord does not deliver or is prevented from delivering a notice of such failure or a notice of default."

         3.19 Section 24.2 of the Lease is deleted and the following is substituted:

                  "24.2 Entry By Landlord.

                  (a) Notwithstanding anything else to the contrary, Landlord and its Affiliates will have the right to use any means necessary to enter the Remaining Premises if Landlord believes there is an emergency or that entry is necessary to prevent damage or injury or protect health, safety or property, and in such event Landlord will be required to give only such notice (if any) that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do
                  so). Otherwise Landlord and its Affiliates (and representatives of the WSI Tenant or future tenants and their respective Affiliates, if accompanied by a representative of Landlord or its Affiliates or if otherwise approved for entry by Tenant) will have the right to enter the Remaining Premises only on at least twenty four (24) hours' prior notice. Tenant may if it wishes provide a representative to accompany Landlord or its Affiliates (and such other parties) during such an entry, and in such cases those parties will comply with legitimate security procedures of Tenant provided that they do not unreasonably interfere with the exercise of Landlord's rights under this Lease. Landlord will retain (or be given by Tenant) keys to unlock all the doors to or within the Remaining Premises, excluding doors to Tenant's vaults and files. Entry to the Premises and the exercise of Landlord's rights will not, under any circumstances, be deemed to be a default, a forcible or unlawful entry into or a detainer of the Remaining Premises or an eviction of Tenant from the Remaining Premises or any portion thereof, nor will it subject Landlord to any Liabilities or entitle Tenant to any compensation, abatement of rent or other rights and remedies. Tenant will not responsible for any Liabilities directly resulting from the entry into the Remaining Premises by Landlord or such other parties, except to the extent that such Liabilities result from Tenant's default under this Lease or the negligence or willful misconduct of Tenant or its Affiliates."

         3.20 Sections 24.18(bx) and 24.18(bxx) of the Lease are amended to replace "CMGI, Inc." with "Atlantic Investors LLC".

         3.21 Article 25 of the Lease is amended by adding the following at the end:

                  "Without limiting the generality of the foregoing, Tenant will be solely responsible for complying with all applicable Laws in connection with the existing chillers and their replacements and associated Systems and Equipment, and the diesel fuel, the diesel holding tanks, the backup generators and the rest of the Backup Power System."

         3.22 Section 23.2 in Exhibit "F" to the Lease is amended by adding the following at the end "Any of the foregoing events sometimes may be called an `Event of Bankruptcy' under this Lease."

         3.23 Rider #1 (Expansion Option) and Rider #3 (Additional Terms) to the Lease are deleted.

         3.24 (a) On or before the Effective Date, Tenant will cause to be irrevocably released and discharged pursuant to valid filed and recorded UCC-3's and any other necessary documents, at no cost and without Liabilities to Landlord, any and all liens, security interests, licenses, leases or other encumbrances or exceptions to title: directly or indirectly held by CBT Finance; or that encumber or attach to the Non-Removed Property, including, without limitation, the Backup Power System. Tenant will indemnify and hold harmless Landlord and its Affiliates from all Liabilities, direct or indirect, known or unknown, foreseen or unforeseen, arising from Tenant's failure to perform these obligations as and when required, and in addition to any other rights and remedies of Landlord, if Tenant fails to so perform Landlord may perform any or all of those obligations on Tenant's behalf at Tenant's cost and risk.

                  (b) Nothing in this Amendment or the rest of the Lease is meant to imply that Tenant and Landlord are partners or co-venturers of any kind or that they are agents of or owe fiduciary duties to each other, and Tenant and its Affiliates will have no rights, interests, claims or remedies against the WSI Tenant or Landlord or their respective Affiliates in connection with or as a result of the WSI Lease except as otherwise specifically set forth in this Amendment. During the term of the Lease Landlord will not amend the WSI Lease in a manner that reduces the WSI Tenant's obligations to pay Operating Costs and/or the WSI Payments so as to materially increase the Tenant's payments to Landlord under the Lease without Tenant's prior written consent, which will not be unreasonably withheld, conditioned or delayed, and which will be deemed granted if Tenant fails to deliver a written notice reasonably withholding consent within ten (10) days after Landlord delivers a written request for consent. All obligations hereunder to indemnify, defend or hold harmless will survive the termination of the Lease. Exhibits and Riders referred to herein that are attached to this Amendment are incorporated into this Amendment. The terms of
Section 2 of this Amendment are true and correct and are incorporated into this Amendment. This Amendment does not extend the term of the Lease.

                  (c) Although Tenant is vacating the WSI Space, Landlord will not require Tenant to remove from the WSI Space the used furniture and equipment described in Exhibit "B-1" hereto (the "Furniture"), which has nominal value. In return, Tenant hereby irrevocably abandons the Furniture in favor of Landlord in its "as is, where is" condition without any representation or warranty of any kind whatsoever except as stated in the last sentence of this sub-section (c) regarding title, and waives all further rights and interests therein, and agrees that Landlord is free to remove, destroy, dispose of, use, sell, lease or convey any or all of the Furniture in its sole discretion. Tenant represents and warrants to Landlord that just before this abandonment it owned the Furniture free and clear of all liens, leases, security interests and other rights and claims, but Tenant makes no other representations and warranties regarding the Furniture.

                  (d) In addition to and without limiting any other obligations of Tenant or rights of Landlord hereunder: Tenant will cooperate in a commercially reasonable manner with the exercise of the rights and the performance of the obligations of Landlord and the WSI Tenant in connection with the WSI Lease; and Landlord and the WSI Tenant each may freely exercise any or all of its rights and remedies in connection with the WSI Lease in accordance with the terms thereof, and this exercise, or any lack of exercise, will not cause either of them to incur any

Liabilities to Tenant or Tenant's Affiliates, provided that they comply with the specific terms of this Amendment.

                  (e) Landlord and Tenant each represents and warrants that it has not dealt with or engaged any broker, agent, finder or similar party that is due a fee from the other in connection with this Amendment.

                  (f) Landlord agrees (and will cause Farm Associates Limited Partnership to agree) that ClearBlue Technologies, Inc. and ClearBlue Atlantic LLC may distribute any common shares in Tenant that may be owned by them, and that such distribution(s) and the acceptance of those shares by any recipient(s) will not be deemed to be a default under the Subordination Agreement, dated as of 9/11/2002, as amended, among Landlord, Farm Associates Limited Partnership, Arthur Becker and Andrew Ruhan.

                  (g) Prior to this Amendment, Tenant had the obligation under the Lease: to restore the entire Project to its condition as of the Rent Commencement Date and repair all damage caused thereby; except for certain Landlord obligations to repair and maintain the exterior of the Project, to repair and maintain the interior and exterior of the entire Project and all Systems and Equipment serving the Building, including, without limitation, the elevators in the Building; and to deliver to and maintain for the benefit of Landlord throughout the term of the Lease, as security for Tenant's obligations and in certain instances as security for loans made to Landlord, a $4 Million Letter of Credit pursuant to Section 24.17 of the Lease. As a result of this Amendment and as more particularly described elsewhere in this Amendment, Tenant has been relieved of many obligations under the Lease, and among other things now is no longer obligated to: (i) restore any part of the Project to the condition existing as of the Rent Commencement Date of the Lease (i.e., 2/1/2000), and instead is obligated only to restore the Remaining Premises to the condition existing as of the date of this Amendment; (ii) remove Alterations existing as of the date of this Amendment, whether in the Remaining Premises or the rest of the Project; (iii) repair the elevators, and instead has had its repair and maintenance obligations significantly reduced; and (iv) provide the Letter of Credit or any other security pursuant to Section 24.17 of the Lease. As consideration for being relieved of these obligations as described in this Amendment, Tenant has agreed to pay to Landlord the Initial Funds as provided in this Amendment.

4.       No Other Changes.

         The Lease is in full force and effect, and except as set forth above the Lease remains unchanged.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment under seal as of the date first set forth above.

NAVISITE, INC., A DELAWARE            400 RIVER LIMITED PARTNERSHIP, A
CORPORATION                           MASSACHUSETTS LIMITED PARTNERSHIP

By  /s/ Jim Pluntze                   By: Niuna-400 River, Inc., a Massachusetts
    Name: Jim Pluntze                     corporation, general partner
    Title: CFO
    Authorized Signature

By:                                       By: /s/ Illegible
    Name:                                     Name:
    Title:                                    Title:
    Authorized Signature                      Authorized Signature


Although their agreement is not required by the terms of the Lease Guaranty, the undersigned consent to this Amendment and agree that the Lease, as amended hereby, continues to be guaranteed pursuant to the Lease Guaranty, which is in full force and effect, and they specifically agree that they are bound by and will comply with the terms of Section 3.2(g):

CLEARBLUE TECHNOLOGIES, INC.,         CLEARBLUE ATLANTIC LLC,
A DELAWARE CORPORATION                A DELAWARE LIMITED LIABILITY COMPANY

By: /s/ Arthur P. Becker              By: /s/ Arthur P. Becker
    Name: Arthur P. Becker                Name: Arthur P. Becker
    Title:                                Title:
    Authorized Signature                  Authorized Signature

                                      The undersigned also agrees that it is
                                      bound by and will comply with the terms of
                                      Section 3.2(g):

                                      CLEARBLUE FINANCE, INC.,
                                      A DELAWARE CORPORATION

                                      By: /s/ Arthur P. Becker

                                          Name: Arthur P. Becker
                                          Title:
                                          Authorized Signature

                                   EXHIBIT A-1

       REMAINING PREMISES, WSI SPACE, MDF/MER ROOMS, COMMON AREAS, PARKING

                                   EXHIBIT B-1

                                    FURNITURE

                                   EXHIBIT D-1

                                    BASE RENT

     1. Notwithstanding anything to the contrary, and although Tenant has relinquished possession of the WSI Space and the Common Areas and Landlord may receive rent under the WSI Lease, as long as and only if Landlord has been deemed to have substantially completed the "Landlord's Work" in accordance with and as defined in the WSI Lease, for the first twenty-nine
     (29) months after the Rent Commencement Date under the WSI Lease Tenant will continue to pay the same base rent and the same Tenant's Percentage (i.e., 100%) of Taxes, Operating Costs and Landlord's insurance costs as it would have if it had continued to lease the entire Project (153,000 s.f. of rentable area) and not just the Remaining Premises (86,931 s.f. of rentable area). As a purely hypothetical example, assuming that the Rent Commencement Date under the WSI Lease is 12/1/2003, the annual base rent payable by Tenant for the period 12/1/2003 through 1/31/2006 will be $2,210,850 per year ($14.45 x 153,000 s.f.), and for the period 2/1/2006 through 4/30/2006 it will be $2,287,350 per year ($14.95 x 153,000 s.f.), and for that entire 29-month period Tenant will pay 100% (and not merely 56.8%) of the Operating Costs and Landlord's insurance costs as defined in the Lease, as amended by this Amendment.

     2. Starting on the first day of the 30th month after the Rent Commencement Date under the WSI Lease, and in addition to the amounts described below and any other amounts payable by Tenant as described in this Amendment (e.g., the amounts payable under Section 3.5 of this Amendment), during the remaining Lease term Tenant only will pay base rent at the rates set forth in the Lease for the Remaining Premises (86,931 s.f. of rentable area), and Tenant's Percentage of Taxes, Operating Costs and Landlord's insurance costs will be reduced to 56.8%; provided, however, that during the term of any Extension Option under the Lease, the base rent otherwise payable by Tenant during that term under the Lease will be increased by Sixty Cents ($0.60) per square foot of agreed rentable area in the Remaining Premises.

     3. Starting on the first day of the 30th month after the Rent Commencement Date under the WSI Lease, and in addition to the base rent described above and any other amounts payable by Tenant as described in this Amendment, during the remaining Lease term Tenant will pay to Landlord as additional base rent under the Lease: (a) the scheduled annual base rent per square foot under the Lease multiplied by the agreed rentable area of the WSI Space; less (b) the scheduled annual base rent per square foot under the WSI Lease multiplied by the agreed rentable area of the WSI Space. This additional base rent will be paid monthly in advance in the same manner as the rest of the base rent. As a purely hypothetical example, if the WSI Space contains 66,069 s.f. and the Rent Commencement Date of the WSI Lease is 12/31/2003, starting on the first day of the 30th month thereafter Tenant would pay $23,234 in additional base rent for that 30th month (i.e., [66,069 s.f. x $14.95/12] - [66,069 s.f. x $10.73/12] = $22,234). However,
     notwithstanding the foregoing, if Tenant is not in default, Tenant will receive a credit and offset of $35,953 against its entire rent payments under the Lease for that 30th month.

                                   EXHIBIT H-1

                               WSI RESERVED AREAS

                                   EXHIBIT HH

                             RELOCATED DISH/ANTENNA